UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2018

ATRM Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	001-36318	41-1439182
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 Gershwin Avenue N., Oakdale, Minnesota	55128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 704-1800

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[  ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

On December 14, 2018, ATRM Holdings, Inc. (the “Company”) issued to Digirad Corporation (“Digirad”) an unsecured promissory note in the principal amount of $275,000.00 in exchange for the same amount in cash (the “Digirad Note”). The Digirad Note bears interest at 10.0% per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months. All unpaid principal and interest under the Digirad Note is due on December 14, 2020. The Company may prepay the Digirad Note at any time after a specified amount of advance notice to Digirad (subject to certain restrictions under the Company’s existing loan agreements). The Digirad Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

In connection with the Digirad Note, Digirad is expected to enter into a subordination agreement with the Company and Gerber Finance Inc. (“Gerber Finance”), which provides credit facilities for certain subsidiaries of the Company, pursuant to which Digirad will agree to subordinate all of the Company’s obligations to Digirad to the obligations of certain subsidiaries of the Company to Gerber Finance under their loan agreements with Gerber Finance.

In addition to the Digirad Note, on December 17, 2018, the Company issued to Lone Star Value Management, LLC (“LSVM”) an unsecured promissory note in the principal amount of $300,000.00 in exchange for the same amount in cash (the “LSVM Note”). The LSVM Note was issued pursuant to a securities purchase agreement by and between the Company and LSVM dated as of the same date. The LSVM Note bears interest at 10.0% per annum, with interest payable annually; provided, however, LSVM may elect to receive any interest payment entirely in-kind at a rate of 12.0% per annum. Any unpaid principal and interest under the LSVM Note is due on November 30, 2020. The Company may prepay the LSVM Note at any time after a specified amount of advance notice to LSVM (subject to certain restrictions under the Company’s existing loan agreements). The Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

In connection with the LSVM Note, LSVM entered into a subordination agreement with the Company and Gerber Finance, pursuant to which LSVM agreed to subordinate all of the Company’s obligations to LSVM to the obligations of certain subsidiaries of the Company to Gerber Finance under their loan agreements with Gerber Finance.

Jeffrey E. Eberwein, Chairman of the Company’s Board of Directors, is the sole member of Lone Star Value Management, LLC and is the manager of Lone Star Value Investors GP, LLC (“LSVI GP”), the general partner of Lone Star Value Investors, LP (“LSVI”) and LSV Co-Invest I, LP (“LSV Co-Invest I”). Mr. Eberwein also is the Chairman of the Board of Digirad and beneficially owns 544,152 shares of Digirad’s common stock, or approximately 2.7% of the shares outstanding. As of December 17, 2018, Mr. Eberwein held 408,017 shares of the Company’s common stock, LSVI GP held 3,005 shares of the Company’s common stock, LSVI held 222,577 shares of the Company’s 10.00% Series B Cumulative Preferred Stock (the “Series B Stock”) and LSV Co-Invest I held 374,562 shares of Series B Stock and unsecured promissory notes of the Company in the principal amount totaling $1,400,000.00.

The Company’s sale of the Digirad Note to Digirad and the LSVM Note to LSVM were both approved by the independent members of the Company’s Board of Directors.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Promissory Note, dated December 14, 2018, made by ATRM Holdings, Inc. for the benefit of Digirad Corporation.
4.2	Promissory Note, dated December 17, 2018, made by ATRM Holdings, Inc. for the benefit of Lone Star Value Management, LLC.
10.1	Securities Purchase Agreement, dated as of December 17, 2018, by and between ATRM Holdings, Inc. and Lone Star Value Management, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRM Holdings, Inc.

Dated: December 18, 2018	By:	/s/ Stephen A. Clark
	Name:	Stephen A. Clark
	Title:	Chief Financial Officer